EXHIBIT 10.6a

                               December 21, 1993


Mr. William L. Stewart
Route 1, Box 1338
Ashland, Virginia 23005

Dear Bill:

I'm delighted that you have made the decision to join APS between March and April of 1994. This is both an exciting and challenging time in the Company and your experience will have a direct impact on our efforts. The information outlined below covers the major items we have discussed regarding our offer of employment.

As you know, this offer is for the position of Executive Vice President, Nuclear Generation with a base annual salary of $300,000, effective your first day of employment which will be around March/April 1994, subsequent to retirement date with Virginia Power. Our officer salary review program provides for a review of base compensation on an anniversary date cycle.

In addition to base salary you will participate in the officer incentive program with a target incentive opportunity equal to thirty-five percent of your base salary per year. Incentive dollars are generally paid during the first quarter of the subsequent year. As an additional incentive we will provide you with a $25,000 cash bonus for attaining a target SALP rating and a target INPO rating each year. The annual target will be based on an incremental approach to achieving an ultimate rating of 1 in each area. As a point of clarification, the $25,000 bonus is for each rating and, therefore, represents a total potential for a $50,000 payout.

On your first day of employment you will also receive a $100,000 employment incentive, ten thousand restricted shares of Pinnacle West stock, and options on 50,000 additional shares of Pinnacle West stock which can be exercised in incremental time frames over a three year period.
The exercise price on the options will be $22.125.

In addition to the base and incentive compensation referenced above you will also receive a semi-monthly auto allowance totaling $7,200 per year.

I have enclosed copies of our employee benefits and a schedule showing the applicable premiums that we share with our employees on our plans. Further, enclosed is a description of our Employee Savings Plan in which you will be eligible to participate 31 days after employment. Please note that the Employee Savings Plan is a pre-tax savings plan and takes advantage of Section 401(k) of the Code. Also, please note that the premiums that apply to our medical and dental plan are done on a pre-tax basis.

We will also provide you with a relocation service for the disposition of your real estate. We have a contract with Western Relocation Management Company. Briefly, the procedure is that Western will select two independent real estate appraisers. The two appraisers will appraise the property based on the normal resale period for your area. Provided that both appraisals are within five percent of one another, the two will be averaged. That will form the fair market value of the property. You will be given a written offer in the amount of the fair value. You have sixty days within which to decide to accept or reject that offer. If you sell the property to another buyer for a higher price during that sixty day period, you can then assign the property over to Western. You will receive a check in the amount of the equity of the fair market value assigned by Western, and you will then receive a check after the closing of the property with the buyer to whom you sold the property for the difference.

APS will pay all of the relocation company fees, as well as any maintenance of the property during the period of time it is held for resale.

We will pay for normal closing costs and provide the relocation of all household effects to Phoenix. We will also pay for two house hunting trips for you and your wife. In the event it becomes necessary, APS will pay for up to six months living expenses and up to six months storage of your household furniture; up to twelve months if building a new home.

Regarding pension, your APS benefits at age 60 will be the same as it would have been had you remained with your previous employer until age sixty. Our process for providing you with this benefit will consist of subtracting the amount of your accrued APS pension benefit at age 60 from the amount you would have received from your previous employer. We will then make up any difference through a supplemental program designed to make you whole. Should you elect to separate from APS prior to age 60, the supplemental portion of your pension benefit will be forfeited. Details on pension calculation method to be determined and put in addition to this letter at later date.

During 1994 you will have four weeks vacation. For purposes of vacation accrual, you will be eligible for five weeks vacation after five years.

On behalf of APS let me welcome you to our team. In the event you have any questions, feel free to contact me or Armando Flores who will be coordinating the details of your relocation.

                               Sincerely,

                               Mark

                                         Acceptance signature  W L Stewart
                                                               ----------------
                                         Date:  1/10/94
                                              ---------------------------------
                                         Please return one signed copy,
                                         keep original for your file.



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